Exhibit 99.1

Delta and Worldspan Sign New Seven-Year Agreement

ATLANTA, September 29, 2006—Global travel technology leader Worldspan, L.P. and Delta Air Lines, Inc. (Other OTC: DALRQ) have completed a new long-term distribution agreement, affirming Worldspan’s Super Access Product as a preferred distribution program for the airline through June 2013. The agreement provides for the distribution of Delta’s products and services, including fares and inventory from the Delta Shuttle® and Delta Connection® brands, through the Worldspan global distribution system (GDS).

As part of the agreement, Delta will participate in all of Worldspan’s distribution products for travel agency and corporate customers in the United States, U.S. Virgin Islands and Puerto Rico. Worldspan subscribers in those regions will have the opportunity to access all of Delta’s published fares and related inventory, including those offered through other GDSs and distributors, Web fares offered at delta.com and third-party Web sites and private fares where applicable.

The new distribution agreement serves travel buyers throughout Worldspan’s distribution network, including travel agency and corporate customers, business travelers who book trips online using Worldspan Trip Manager XE® and all Worldspan-connected travel Web sites.

“Our relationship with Worldspan supports Delta’s growth and expansion, and our efforts to manage and reduce distribution costs,” said Lee Macenczak, Delta’s executive vice president of Sales and Customer Service. “We appreciate the competitive rates and products Worldspan continues to deliver in serving our customers globally.”

“Delta Air Lines is a longstanding distribution partner that shares our commitment to enhancing the value of the distribution chain,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan. “We’re pleased to secure this new agreement and to ensure our subscribers have access to Delta’s products and services in the years to come.”

Delta Air Lines is a Worldspan Airline Source® participant, the highest level of connectivity for airlines through the Worldspan GDS. Delta is also a user of Worldspan’s industry-leading Web WorksSM solutions, including Worldspan e-Pricing®, the leader in low-fare shopping technology, and Worldspan Rapid Reprice®, the most highly developed solution for repricing and reissuing tickets when traveler itineraries change.

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About Delta Air Lines

Delta Air Lines (Other OTC: DALRQ) offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 292 destinations in 46 countries.  With more than 50 new international routes added in the last year, Delta is America’s fastest growing international airline and is the world’s leading carrier between the United States and destinations across Europe, India and Israel with flights to 29 trans-Atlantic destinations.  To Latin America and the Caribbean, Delta offers nearly 400 weekly flights to 48 destinations.  Delta’s marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 461 worldwide destinations in 96 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

About Worldspan, L.P.

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking thousands of travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the

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pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q and Forms 8-K.

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Worldspan and all other Worldspan marks identified with a ® or SM contained herein are either registered marks or service marks or trademarks of Worldspan, L.P. throughout the world.

CONTACT:

Worldspan, Patricia Cooledge, 770-563-4827, e-mail: patricia.cooledge@worldspan.com

Delta Air Lines, corporate communications, 404-715-2554